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                                                                    EXHIBIT 99.1



CONTACTS: PHILLIP D. KRAMER                     HARRY N. PEFANIS
          EXECUTIVE VICE PRESIDENT AND CFO      PRESIDENT AND COO
          713/654-1414 OR 800/934-6083          713/646-4242 OR 800/392-3676


FOR IMMEDIATE RELEASE

                  PLAINS ALL AMERICAN PIPELINE, L.P. ANNOUNCES
                        TENTATIVE AGREEMENT WITH LENDERS



(Houston - December 1, 1999) Plains All American Pipeline, L.P. (NYSE:PAA) and Plains Resources Inc. (AMEX:PLX), the parent of the general partner of Plains All American, announced today that Plains All American has reached tentative agreement with its lenders on a new credit facility which would provide for aggregate letter of credit availability with a minimum of $300 million. Subject to finalization of the necessary documents, Plains All American would be in a position within 24 hours to issue letters of credit in conjunction with its normal business operations.

     Plains All American has committed to its lenders to raise an additional $50 million within the next 30 days. Plains Resources has reached tentative agreement with two of its existing equity holders for the $50 million infusion of additional funds into Plains All American through the issuance of a new series of 10% convertible preferred stock by Plains Resources. The new preferred issuance is also subject to documentation, and the infusion of the proceeds into Plains All American will require the approval of certain of Plains Resources' lenders. In addition, Plains Resources has agreed to provide debt financing to Plains All American in the amount of approximately $64 million, under the tentative accord with the lenders.

     Under the terms of the tentative credit facility, the lenders would agree to waive the defaults under certain covenants contained in Plains All American's credit facilities. The defaults resulted from Plains All American's recently announced unauthorized trading losses of approximately $160 million. The consent of the lenders must be obtained for any distribution on the outstanding common units, under the tentative agreement with lenders.

     "We are gratified by the support of our lenders and trading partners in addressing the challenge of dealing with this unexpected and difficult problem", said Greg L. Armstrong, Chairman and CEO of Plains All American's general partner. "We are determined to put this problem behind us."



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     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, demand for various grades of crude oil and resulting changes in pricing conditions, availability of third party production volumes for transportation and marketing, regulatory changes, the availability of acquisition opportunities on terms favorable to Plains All American, the availability to Plains All American of credit on satisfactory terms, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in Plains All American's filings with the Securities and Exchange Commission.

     Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in California, Texas, Oklahoma, Louisiana and the Gulf of Mexico. Plains All American Inc., a wholly owned subsidiary of Plains Resources Inc., holds an effective 54% interest in Plains All American and serves as its general partner. Plains All American's common units are traded on the New York Stock Exchange under the symbol "PAA". Plains Resources Inc.'s common shares are traded on the American Stock Exchange under the symbol "PLX". Plains All American is headquartered in Houston, Texas.



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